Filed Pursuant to Rule 424(b)(5)

Registration No. 333-146731

EXPLANATORY NOTE:

This filing is made solely to supplement the Calculation of Registration Fee table. No changes have been made to the prospectus supplement or the accompanying base prospectus.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
Depositary Shares (each representing a 1/400th interest in a share of Non-Cumulative Preferred Stock, Series J)	$200,000,000	$7,860

(1)	Reflects 8,000,000 Depositary Shares (each representing a 1/400th interest in a share of Non-Cumulative Preferred Stock, Series J) (the “Depositary Shares”) that will be purchased by the underwriters pursuant to their option to purchase additional Depositary Shares to cover overallotments.
(2)	Calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table updates the “Calculation of Registration Fee” table in the final prospectus supplement previously filed pursuant to Rule 424(b)(5) (Registration No. 333-146731) of the Securities Act of 1933, as amended. $62,880 has already been paid with respect to the $1,800,000,000 maximum aggregate offering price of the Depositary Shares.

Prospectus Supplement

(To Prospectus dated October 16, 2007)

JPMorgan Chase & Co.

64,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/400th INTEREST IN A SHARE OF

8.625% NON-CUMULATIVE PREFERRED STOCK, SERIES J

We are offering 64,000,000 depositary shares, each representing a 1/400th interest in a share of our perpetual 8.625% Non-Cumulative Preferred Stock, Series J, $1 par value, with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Preferred Stock represented by the depositary share.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 8.625% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2008. Dividends on the Preferred Stock will not be cumulative. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

We may redeem the Preferred Stock on any dividend payment date on or after September 1, 2013, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. If we redeem any Preferred Stock, the depositary will redeem the related depositary shares. Any redemption of the depositary shares or the Preferred Stock is subject to our commitments in the replacement capital covenant described in this prospectus supplement and applicable law.

See “Risk Factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the depositary shares.

Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the depositary shares or Preferred Stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price	$25	$1,600,000,000(1)
Underwriting Commissions(2)	$0.7875	$50,400,000
Proceeds (before expenses)	$24.2125	$1,549,600,000
(1)	The underwriters also may purchase up to an additional 9,600,000 depositary shares within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
(2)	The underwriting commissions of $0.7875 will be deducted from the public offering price; provided, however, that for sales to certain institutions, the underwriting discount deducted will be $0.50 per depositary share, which will increase the proceeds to us per depositary share by $0.2875.

We intend to apply to list the depositary shares on the New York Stock Exchange. Trading of the depositary shares on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

We expect to deliver the depositary shares to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about August 21, 2008.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Sole Structuring Advisor and Bookrunner

JPMorgan

Joint Lead Managers

Citi
Merrill Lynch & Co.
Morgan Stanley
UBS Investment Bank
Wachovia Securities

Co-Managers

Banc of America Securities LLC	Wells Fargo Securities

August 14, 2008

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the depositary shares only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

SUMMARY

The following information about the depositary shares and the Preferred Stock summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the attached prospectus.

Securities Offered

We are offering 64,000,000 depositary shares each of which represents a 1/400th interest in a share of our Preferred Stock, with each share of Preferred Stock having a liquidation preference of $10,000 per share (equivalent to $25 per depositary share). Each depositary share entitles the holder to a proportional fractional interest in the Preferred Stock represented by that depositary share, including dividend, voting, redemption and liquidation rights.

Dividends

We will pay, to the extent of lawfully available funds, dividends on the Preferred Stock based on the liquidation preference of the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 8.625% per annum, payable quarterly, in arrears. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. In such a case no dividend will be paid on the depositary shares. A “dividend period” is the period from, and including, a dividend payment date (as defined below) to, but excluding, the next dividend payment date, except that the initial dividend period will begin on and include the original issue date of the depositary shares and the Preferred Stock.

We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Preferred Stock unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends on the Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Preferred Stock and such equally ranking series will be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then-current dividend payments due on shares of Preferred Stock and the aggregate of the current and accrued dividends due on any equally ranking series. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock.

Unless we have paid or declared and set aside for payment full dividends on the Preferred Stock for the most recently completed dividend period, we will not:

•  declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•  redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Dividend Payment Dates

Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors or a duly authorized committee of our board, quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2008 (each a “dividend payment date”).

Optional Redemption

The Preferred Stock is perpetual and has no maturity date. We may redeem, to the extent of lawfully available funds, the Preferred Stock, in whole or from time to time in part, on any dividend payment date on or after September 1, 2013, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends. Redemption of the Preferred Stock is subject to our receipt of any required prior approval of the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” or other regulatory authority as well as our commitments in the replacement capital covenant described in this prospectus supplement. Our redemption of the Preferred Stock will cause the redemption of the corresponding depositary shares. Neither the holders of the Preferred Stock nor the holders of the related depositary shares will have the right to require redemption.

See “Description of the Depositary Shares” and “Description of the Preferred Stock” for further information about redemptions or repurchases of the depositary shares or shares of Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. If we fail to pay in full all amounts payable with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock, the holders of the Preferred Stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights

The holders of depositary shares of the Preferred Stock do not have voting rights, except as specifically required by applicable law and except as provided below under “Description of the Preferred Stock—Voting Rights.” For more information about voting rights, see “Description of the Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting the Preferred Stock” in this prospectus supplement.

Ranking

The Preferred Stock will rank, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up, equally with any series of preferred stock ranking equal to the Preferred Stock, including our Series I Preferred Stock and our Mirror Preferred Stock referred to below under “Description of the Preferred Stock—Other Preferred Stock”, and senior to any series of preferred stock ranking junior to the Preferred Stock and our common stock.

Preemptive and Conversion Rights

The Preferred Stock is not subject to any preemptive rights and is not convertible into property or shares of any other class or series of our capital stock.

The holders of the depositary shares do not have any preemptive or conversion rights.

Listing

We intend to apply to list the depositary shares on the New York Stock Exchange. Trading of the depositary shares on the New York Stock Exchange is expected to commence within 30 days after they are first issued. We do not expect that there will be any separate public trading market for the shares of the Series J Preferred Stock, except as represented by the depositary.

Depositary, Transfer Agent, and Registrar

Mellon Investor Services LLC will serve as depositary, transfer agent, and registrar for the Preferred Stock and the depositary shares.

Our Replacement Capital Covenant

We will agree in the replacement capital covenant for the benefit of persons that buy, hold or sell a designated series of our long-term indebtedness that the Preferred stock and depositary shares will not be redeemed or purchased by us on or before September 1, 2018 unless (i) we have obtained the prior approval of the Federal Reserve Board if such approval is then required under the Federal Reserve Board’s capital guidelines applicable to bank holding companies and (ii) either (A) the applicable redemption or purchase price does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds we have received from the sale of certain replacement capital securities and the market value of common stock that we have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of certain securities during the six months prior to the redemption or repurchase or (B) the depositary shares and the Preferred Stock are exchanged for consideration that includes common stock with a market value of at least 75% of the aggregate liquidation preference of the Preferred Stock being exchanged or at least an equal aggregate liquidation preference or principal amount of replacement capital securities other than common stock, or a combination thereof. Certain provisions of the replacement capital covenant are described under “Certain Terms of the Replacement Capital Covenant” below.

Our covenant in the replacement capital covenant will run only to the benefit of the covered debtholders. It may not be enforced by the holders of the Preferred Stock or the depositary shares. The initial series of indebtedness benefiting from our replacement capital covenant is our 5.875% Junior Subordinated Deferrable Interest Debentures, Series O, due 2035.

RISK FACTORS

Your investment in the depositary shares will involve certain risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2007, and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before deciding whether an investment in the depositary shares is suitable for you.

You are making an investment decision about the depositary shares as well as our Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of our Preferred Stock. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from us to fund all dividend payments on the depositary shares. You should review carefully the information in this prospectus supplement and the attached prospectus regarding our depositary shares and Preferred Stock.

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are our equity interests and do not constitute indebtedness. This means that the depositary shares which represent proportional fractional interests in the shares of Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.”

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of investors, including the holders of the depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after September 1, 2013. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity, and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve Board’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve Board. We cannot assure you that the Federal Reserve Board will approve any redemption of the Preferred Stock that we may propose.

Moreover, we are entering into a replacement capital covenant for the benefit of holders of one or more designated series of our indebtedness pursuant to which we will covenant that neither we nor any of our subsidiaries will redeem or purchase Preferred Stock and depositary shares on or before September 1, 2018 unless either (1) the applicable redemption or purchase price does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds we have received from the sale of certain replacement capital securities and the market value of common stock that we have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of certain securities during the six months prior to a proposed redemption or purchase or (2) the depositary shares and the Preferred Stock are exchanged for consideration that includes common stock with a market value of at least 75% of the aggregate liquidation preference of the Preferred Stock being exchanged or at least an equal aggregate liquidation preference or principal amount of replacement capital securities other than common stock, or a combination thereof.

Our ability to raise proceeds from replacement capital securities during the six months prior to a proposed redemption or purchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such replacement capital securities. Accordingly, there could be circumstances where we would wish to redeem or purchase some or all of the Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from replacement capital securities sufficient for that purpose.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only as specifically required by applicable law and as described below under “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of JPMorgan Chase as the source of payment for the Preferred Stock.

Trading Characteristics of the Depositary Shares

The depositary shares are a new issue of securities, and there is currently no established trading market for the depositary shares. We intend to apply to list the depositary shares on the New York Stock Exchange. We expect trading of the depositary shares on the New York Stock Exchange to begin within a 30-day period after the initial issuance of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the date trading on the New York Stock Exchange begins. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

JPMORGAN CHASE & CO.

JPMorgan Chase is a leading global financial services firm and one of the largest banking institutions in the United States, with $1.8 trillion in assets, $133.2 billion in total stockholders’ equity and operations in more than 60 countries as of June 30, 2008. JPMorgan Chase is a leader in investment banking, financial services for consumers and businesses, financial transaction processing and asset management. Under the JPMorgan and Chase brands, JPMorgan Chase serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national bank that is JPMorgan Chase’s credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiaries are J.P. Morgan Securities Inc. and Bear, Stearns & Co., Inc. (“Bear Stearns & Co.”), the Firm’s U.S. investment banking firms, and Bear, Stearns International Limited, a full service broker-dealer based in London, England. JPMorgan Chase depends on dividends, distributions and other payments from its subsidiaries to fund its operations.

Principal Activities

JPMorgan Chase’s activities are organized, for management reporting purposes, into six business segments, as well as a Corporate/Private Equity segment. JPMorgan Chase’s wholesale businesses are the Investment Bank, Commercial Banking, Treasury & Securities Services and Asset Management segments. JPMorgan Chase’s consumer businesses are the Retail Financial Services and Card Services segments. A description of JPMorgan Chase’s business segments, and the products and services they provide to their respective client bases, as well as the Corporate/Private Equity segment follows.

Investment Bank

JPMorgan Chase is one of the world’s leading investment banks, with deep client relationships and broad product capabilities. The Investment Bank’s clients are corporations, financial institutions, governments and institutional investors. JPMorgan Chase offers a full range of investment banking products and services in all major capital markets, including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management, market-making in cash securities and derivative instruments, prime brokerage and research. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities.

Retail Financial Services

Retail Financial Services, which includes the Regional Banking, Mortgage Banking and Auto Finance reporting segments, serves consumers and businesses through bank branches, ATMs, online banking and telephone banking. Customers can use more than 3,100 bank branches, 9,300 ATMs and 300 mortgage offices in the United States. More than 14,100 branch salespeople assist customers with checking and savings accounts, mortgages, home equity and business loans and investments across the 17-state footprint from New York to Arizona. Consumers also can obtain loans through more than 14,100 auto dealerships and 5,200 schools and universities throughout the United States.

Card Services

With more than 157 million cards in circulation and more than $155 billion in managed loans, Card Services is one of the largest credit card issuers in the United States. Customers used Chase cards to meet more than $179 billion worth of their spending needs in the six months ended June 30, 2008. With hundreds of partnerships, Chase has a market leadership position in building loyalty programs with many of the world’s most respected brands.

Chase Paymentech Solutions, LLC, a joint venture between JPMorgan Chase and First Data Corporation, is a processor of MasterCard and Visa payments, which handled more than 10 billion transactions in the six months ended June 30, 2008. On May 27, 2008, the termination of Chase Paymentech Solutions was announced. The dissolution is expected to be completed by year-end 2008 and JPMorgan Chase will retain approximately 51% of the business under the Chase Paymentech name.

Commercial Banking

Commercial Banking serves more than 30,000 clients in the United States, including corporations, municipalities, financial institutions and not-for-profit entities with annual revenue generally ranging from $10 million to $2 billion. Commercial Banking delivers extensive industry knowledge, local expertise and a dedicated service model. In partnership with JPMorgan Chase’s other businesses, it provides comprehensive solutions including lending, treasury services, investment banking and asset management to meet its clients’ domestic and international financial needs.

Treasury & Securities Services

Treasury & Securities Services is a global leader in transaction, investment and information services. Treasury & Securities Services is one of the world’s largest cash management providers and a leading global custodian. Treasury Services provides cash management, trade, wholesale card and liquidity products and services to small and mid-sized companies, multinational corporations, financial institutions and government entities. Treasury Services partners with the Commercial Banking, Retail Financial Services and Asset Management businesses to serve clients firm-wide. As a result, certain Treasury Services revenue is included in other segments’ results. Worldwide Securities Services holds, values, clears and services securities, cash and alternative investments for investors and broker-dealers, and manages depositary receipt programs globally.

Asset Management

With assets under supervision of $1.6 trillion, Asset Management is a global leader in investment and wealth management. Asset Management clients include institutions, retail investors and high-net-worth individuals in every major market throughout the world. Asset Management offers global investment management in equities, fixed income, real estate, hedge funds, private equity and liquidity, including both money market instruments and bank deposits. Asset Management also provides trust and estate and banking and brokerage services to high-net-worth clients, and retirement services for corporations and individuals. The majority of Asset Managements client assets are in actively managed portfolios.

Corporate/Private Equity

The Corporate/Private Equity Sector is comprised of Private Equity, Treasury, corporate staff units and expenses that are centrally managed.

The principal executive office of JPMorgan Chase is located at 270 Park Avenue, New York, New York 10017-2070, U.S.A., and its telephone number is (212) 270-6000.

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The table below sets forth JPMorgan Chase’s consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2008	2007	2006	2005	2004(1)	2003(1)
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	1.65	1.95	1.93	1.74	1.60	2.22
Including Interest on Deposits	1.36	1.50	1.52	1.46	1.41	1.84

(1)	The 2004 ratio includes six months of the combined firm’s results after the consummation of our merger with Bank One Corporation and six months of heritage JPMorgan Chase results. The 2003 ratio reflects the results of heritage JPMorgan Chase only.

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

DESCRIPTION OF THE PREFERRED STOCK

We have summarized below certain terms of the Preferred Stock. This summary supplements the general description of preferred stock under “Description of Preferred Stock” contained in the attached prospectus. Any information regarding the Preferred Stock contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

General

The Preferred Stock represents a single series of our authorized preferred stock. We are offering                  depositary shares, representing 160,000 shares of the Preferred Stock in the aggregate, by this prospectus supplement and the attached prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares” in this prospectus supplement.

The Preferred Stock will rank senior to our common stock, and any of our other stock that is expressly made junior to our preferred stock, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up. The Preferred Stock will rank equally with our Series I Preferred Stock and our Mirror Preferred Stock. See “—Other Preferred Stock.” The Preferred Stock will be subordinate to our existing and future indebtedness.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock.

Dividends

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period.

Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board, out of our assets legally available under Delaware law for payment, non-cumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to 8.625% per annum for each quarterly dividend period.

If declared by our board of directors or a duly authorized committee of our board, we will pay dividends on the Preferred Stock quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2008. We will pay dividends to the holders of record of shares of the Preferred Stock as they appear on our stock register on each record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board. In the event that any dividend payment date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. A “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in such city are authorized or required by law or regulation to be closed.

Dividends on the Preferred Stock will accrue from the original issue date at a rate equal to 8.625% per annum on the liquidation preference amount of $10,000 per share (equivalent to $25 per depositary share).

We will calculate dividends on the Preferred Stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Optional Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Preferred Stock unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends on the Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Preferred Stock and such equally ranking series will be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then-current dividend payments due on shares of Preferred Stock and the aggregate of the current and accrued dividends due on any equally ranking series. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock.

Unless we have paid or declared and set aside for payment full dividends on the Preferred Stock for the most recently completed dividend period, we will not:

•  declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•  redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

As used in this prospectus supplement, “junior to the Preferred Stock” and like terms refer to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up, and “equally ranking” and like terms refer to any other class or series of our capital stock that ranks on a parity with the Preferred Stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. If we fail to pay in full all amounts payable with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock, the holders of the Preferred Stock and that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Optional Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. However, we may redeem shares of the Preferred Stock on any dividend payment date on or after September 1, 2013, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date. Dividends will cease to accrue on those shares on the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board or any other regulatory authority as well as our commitments under the replacement capital covenant described under “Certain Terms of the Replacement Capital Covenant” in this prospectus supplement.

If we redeem shares of the Preferred Stock, we will provide notice by first class mail to the holders of record of the shares of Preferred Stock to be redeemed. That notice will be mailed not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

(i) the redemption date;

(ii) the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

(iii) the redemption price;

(iv) the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require redemption of the Preferred Stock.

Voting Rights

The Preferred Stock will have no voting rights except as provided below or as otherwise specifically required by law.

Whenever dividends payable on the shares of Preferred Stock have not been paid for six or more quarterly dividend periods, whether or not consecutive, the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, with holders of any other equally ranking series of preferred stock that have similar voting rights and on which dividends likewise have not been paid, voting together as a class, to elect two directors, which we refer to as preferred directors, to fill such newly created directorships at our next annual meeting of stockholders and at each of our subsequent annual meetings until full dividends have been paid on the Preferred Stock for at least four quarterly consecutive dividend periods. At that point the right to elect directors terminates, and the terms of office of the two directors so elected will terminate immediately.

Holders of Preferred Stock, together with holders of such other preferred stock entitled to elect preferred directors, voting together as a class, may remove and replace either of the directors they elected. If the office of either such preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term of the vacant office.

We will not, without the vote of the holders of at least 66 2/ 3% in voting power of the Preferred Stock together with any preferred stock entitled to vote thereon voting as a class,

•  authorize, create or issue any of our capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Preferred Stock, or reclassify any of our authorized capital stock into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•  amend, alter or repeal the certificate of designations for the Preferred Stock, or our certificate of incorporation, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Preferred Stock.

Any

•  increase in the amount of authorized common or preferred stock; or

•  increase or decrease in the number of shares of any series of preferred stock; or

•  authorization, creation and issuance of other classes or series of stock;

in each case ranking equally with or junior to the Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

Each share of Preferred Stock will have one vote (equivalent to 1/400th of a vote per depositary share) whenever it is entitled to voting rights.

If we redeem or call for redemption all of the outstanding shares of Preferred Stock and deposit in trust sufficient funds to effect such redemption, the above voting provisions will not apply.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to the certificate of incorporation (including any certificate of designation) that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class or adversely affect the powers, preferences and special rights or the shares of preferred stock. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the certificate of incorporation (including any certificate of designations).

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Depositary, Transfer Agent, and Registrar

Mellon Investor Services LLC will be the depositary, transfer agent, and registrar for the Preferred Stock and the depositary shares.

Other Preferred Stock

Under our certificate of incorporation, we have authority to issue up to 200,000,000 shares of preferred stock, $1 par value per share. We may issue preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as our board of directors (or a duly authorized committee thereof) may determine, subject to the limitations set forth in our certificate of incorporation.

As of the date of this prospectus supplement, and as described further below, we have four outstanding series of preferred stock.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I

On April 23, 2008, we issued 600,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, par value $1 per share, with a liquidation preference of $10,000 per share (the “Series I Preferred Stock”). Shares of the Series I Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Ranking. The Series I Preferred Stock ranks senior to our common stock, as well as any of our other stock that is expressly made junior to the Series I Preferred Stock, as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up. The Series I Preferred Stock ranks on parity with the Mirror Preferred Stock.

Dividends. Dividends on the Series I Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2018 at a rate of 7.90% per annum, payable semi-annually, in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008. From and including April 30, 2018, dividends will be paid when, as, and if declared by our board of directors or such committee thereof at a floating rate equal to three-month LIBOR plus a spread of 3.47% per annum, payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Dividends on the Series I Preferred Stock are neither mandatory nor cumulative.

We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Series I Preferred Stock unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends on the Series I Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Series I Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Series I Preferred Stock and such equally ranking series will be declared and paid pro rata.

Unless we have paid or declared and set aside for payment full dividends on the Series I Preferred Stock for the most recently completed dividend period, we will not:

•  declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•  redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series I Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent of $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series I Preferred Stock. If we fail to pay in full all amounts payable with respect to the Series I Preferred Stock and any stock having the same rank as the Series I Preferred Stock, the holders of the Series I Preferred Stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Series I Preferred Stock and any stock having the same rank as the Series I Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption. The Series I Preferred Stock may redeemed on any dividend payment date on or after April 30, 2018, in whole or in part, at a redemption price equal to $10,000 per share plus any declared and unpaid dividends.

Voting Rights. The Series I Preferred Stock has no voting rights except as provided below or as otherwise required by law.

Whenever dividends payable on the shares of Series I Preferred Stock have not been paid for three or more semi-annual or six or more quarterly dividend periods, whether or not consecutive, the authorized number of our directors will automatically be increased by two. The holders of the Series I Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid, voting together as a class, to elect two directors to fill such newly created directorships at our next annual meeting of stockholders and at each of our subsequent annual meetings until full dividends have been paid on the Series I Preferred Stock for at least two semi-annual or four quarterly consecutive dividend periods, as applicable. At that point the right to elect directors terminates, and the terms of office of the two directors so elected will terminate immediately.

Holders of Series I Preferred Stock, together with holders of such other preferred stock entitled to elect preferred directors, voting together as a class, may remove and replace either of the directors they elected. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

We will not, without the vote of the holders of at least 66 2/3% in voting power of the Series I Preferred Stock together with any preferred stock entitled to vote thereon voting as a class,

•  authorize, create or issue any of our capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series I Preferred Stock, or reclassify any of our authorized capital stock into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•  amend, alter or repeal the certificate of designations for the Series I Preferred Stock, or our certificate of incorporation, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Series I Preferred Stock.

Any

•  increase in the amount of authorized common or preferred stock; or

•  increase or decrease in the number of shares of any series of preferred stock; or

•  authorization, creation and issuance of other classes or series of stock;

in each case ranking equally with or junior to the Series I Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

Each share of Series I Preferred Stock has one vote (equivalent to 1/10th of a vote per depositary share) whenever it is entitled to voting rights.

Three Series of Mirror Preferred Stock

On July 15, 2008, following our acquisition of the Bear Stearns Companies Inc. (“Bear Stearns”), each share of Bear Stearns’ 6.15% Cumulative Preferred Stock, Series E, 5.72% Cumulative Preferred Stock, Series F and 5.49% Cumulative Preferred Stock, Series G (which we collectively refer to as the “Bear Stearns preferred stock”) was converted into a newly issued share of JPMorgan Chase preferred stock having substantially identical terms to the corresponding shares of Bear Stearns preferred stock (respectively, the “Series E Mirror Preferred,” the “Series F Mirror Preferred” and the “Series G Mirror Preferred,” which we collectively refer to as the “Mirror Preferred Stock”). We issued 3,057,850 shares of Series E Mirror Preferred, 1,501,440 shares of Series F Mirror Preferred and 1,798,475 shares of Series G Mirror Preferred. Each series of the Mirror Preferred Stock has a liquidation preference of $200 per share. Shares of the Mirror Preferred Stock are represented by depositary shares, each representing a one-fourth interest in a share of preferred stock of the applicable series.

Ranking. Each series of the Mirror Preferred Stock has the same rank, ranking on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of JPMorgan Chase with each other outstanding series of the Mirror Preferred Stock and the Series I Preferred Stock. Each series of the Mirror Preferred Stock ranks prior to our common stock, and no shares of any series of our Mirror Preferred Stock shall be convertible into our common stock.

Dividends and Distributions. Cumulative cash dividends payable on each series of the Mirror Preferred Stock are payable quarterly, when and as declared by our board of directors, on each January 15, April 15, July 15 and October 15 in the total amount of $12.30 per annum for the Series E Mirror referred, $11.44 for the Series F Mirror Preferred and $10.98 for the Series G Mirror Preferred.

Whenever quarterly dividends payable on shares of a series of Mirror Preferred Stock are in arrears, thereafter and until all accrued but unpaid dividends, whether or not declared, on the outstanding shares of such series of Mirror Preferred Stock have been paid in full or declared and set apart for payment, we will not: (i) declare or pay dividends, or make any other distribution, on any shares of common stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to such series of Mirror Preferred Stock (“Junior Stock”), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with such series of the Mirror Preferred Stock (“Parity Stock”), other than dividends or distributions payable in Junior Stock, and other than dividends paid ratably on such series of the Mirror Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior

Stock, provided that we may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of such series of Mirror Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by our board of directors) to all holders of such shares upon such terms as our board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Rights Upon Liquidation. In the event of our liquidation, dissolution or winding-up, no distribution will be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of each series of the Mirror Preferred Stock shall have received $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Mirror Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Neither the consolidation, merger or other business combination of JPMorgan Chase with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of JPMorgan Chase.

Redemption. Shares of the Mirror Preferred may be redeemed at our option, in whole or in part, at any time or from time to time, at a price of $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption.

Voting Rights. Holders of the Mirror Preferred Stock have no voting rights except as set forth below or as otherwise from time to time required by the Delaware General Corporation Law.

Whenever dividends payable on the shares of any series of the Mirror Preferred Stock or any other class or series of stock ranking on a parity with such series of the Mirror Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of outstanding shares of such series of the Mirror Preferred Stock (voting together as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) (collectively, the “Defaulted preferred stock”) shall have the right to vote for the election of two additional directors of JPMorgan Chase (the “Special Election Right”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of the Mirror Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of shares of such series of Mirror Preferred Stock shall terminate immediately upon the termination of the right of the holders of such series of Mirror Preferred Stock to vote for directors. Whenever the shares of such series of the Mirror Preferred Stock become entitled to vote, each holder of such series of the Mirror Preferred Stock will have one vote for each share held.

The Special Election Right also may be exercised at any special meeting of the holders of the Defaulted preferred stock called for that purpose or at any adjournment thereof, or by the written consent, delivered to the Corporate Secretary of JPMorgan Chase, of the holders of a majority of all outstanding shares of Defaulted preferred stock. So long as the Special Election Right continues, the Corporate Secretary of JPMorgan Chase may call, and within 30 days after delivery to the Corporate Secretary at the principal office of JPMorgan Chase of a written request from the holders of a majority of the outstanding shares of Defaulted preferred stock, the Corporate Secretary will be required to call, a special meeting of the holders of such shares for the purpose of exercising the Special Election Right; provided, however, that no such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof.

If a vacancy occurs among the directors elected by the holders of the Defaulted preferred stock as a class, the remaining director who has been so elected may appoint a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If both directors so elected cease to serve as directors before their terms expire, the holders of the Defaulted preferred stock then outstanding and entitled to vote for such directors may, by written consent as described above, or at a special meeting of such holders called as described above, elect successors, to hold office for the unexpired portion of the terms of the directors whose places are vacant.

So long as any shares of any series of Mirror Preferred Stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of such series of the Mirror Preferred Stock outstanding at the time (voting together as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series ranking senior to such series of Mirror Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of our certificate of incorporation or the resolutions contained in the certificate of designations relating to such Mirror Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the shares of such series of Mirror Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized common stock or authorized preferred stock, any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of common stock or other series of preferred stock, in each case ranking on a parity with or junior to the shares of such series of the Mirror Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of such series of the Mirror Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

We have summarized below certain terms of the depositary shares. This summary supplements the general description of the depositary shares under “Description of Preferred Stock–Depositary Shares” in the attached prospectus. Any information regarding the depositary shares contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede information in the prospectus.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock . Each depositary share represents a 1/400th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Mellon Investor Services LLC, acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the rights and preferences of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.

In this prospectus supplement, references to “holders” of depositary shares mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/400th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock, in whole or in part, as described above under “Description of the Preferred Stock—Optional Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be 1/400th of the redemption price per share payable with respect to the Preferred Stock, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary will select by lot or pro rata as may be determined by the depositary to be equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/400th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/400th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will abstain from voting with respect to such shares.

Withdrawal of Preferred Stock

Underlying shares of Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of Preferred Stock represented by such depositary shares. Only whole shares of Preferred Stock may be withdrawn; if a holder holds an amount other than a whole multiple of 400 depositary shares, the depositary will deliver along with the withdrawn shares of Preferred Stock a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of Preferred Stock will not be entitled to redeposit such shares or to receive depositary shares.

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System” and in “Book-Entry Issuance” in the attached prospectus. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the replacement capital covenant. This summary is not a complete description of the replacement capital covenant and is qualified in its entirety by the terms and provisions of the full document, which is available from us upon request.

In the replacement capital covenant, we covenant to the holders of long-term unsecured subordinated indebtedness that neither we nor any subsidiary of ours will redeem or purchase the depositary shares or shares of Preferred Stock before September 1, 2018 (or such later date as we may determine if we decide to extend the term of the replacement capital covenant), except to the extent we have obtained the prior approval of the Federal Reserve Board, if such approval is then required by the Federal Reserve Board, and either:

•	the total redemption or purchase price to persons other than us and our subsidiaries is equal to or less than the sum of:

•  133.33% of (A) the aggregate amount of net cash proceeds we or our subsidiaries have received from the issuance and sale of our common stock and rights to acquire our common stock (including our common stock or rights to acquire our common stock issued pursuant to our dividend reinvestment plan or employee benefit plans) and (B) the market value of our common stock that we or our subsidiaries have delivered (1) in connection with the conversion or exchange of any of our securities or any subsidiary of ours for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (2) as consideration for property or assets in an arm’s-length transaction, plus

•  100% of the aggregate net cash proceeds we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the replacement capital covenant and are the same as, or more equity-like than, the applicable characteristics of the Preferred Stock, in each case during the six months prior to the date of such repurchase or the date we give notice of such redemption (without double counting the proceeds received); or

•

the depositary shares and the Preferred Stock are exchanged for consideration that includes common stock with a market value of at least 75% of the aggregate liquidation preference of the Preferred Stock being exchanged or at least an equal aggregate liquidation preference or principal amount of replacement capital securities other than common stock, or a combination thereof;

provided that the foregoing limitations do not apply to purchases of the depositary shares or shares of Preferred Stock or any portion thereof in connection with the distribution thereof or in connection with market-making or other secondary-market activities.

Our ability to raise proceeds from replacement capital securities during the six months prior to a proposed repayment, redemption or purchase will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such replacement capital securities.

Our covenants in the replacement capital covenant run in favor of persons that buy or hold our unsecured indebtedness during the period that such indebtedness is “covered debt.” The initial series of indebtedness benefiting from our replacement capital covenant is our 5.875% Junior Subordinated Deferrable Interest Debentures, Series O, due 2035.

The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness upon on the earlier to occur of:

•	the date two years prior to the maturity of the existing covered series of indebtedness; or

•

the date of a redemption or repurchase of the existing covered series of indebtedness in an amount such that the outstanding principal amount of the existing covered series of indebtedness is or will become less than $100 million.

We expect that, at all times prior to September 1, 2018, we will be subject to the replacement capital covenant and, accordingly, restricted in our ability to repay, redeem or purchase the depositary shares or the Preferred Stock.

The replacement capital covenant is made for the benefit of persons that buy, hold or sell the specified series of long-term indebtedness. It may not be enforced by the holders of depositary shares or shares of Preferred Stock. We may amend or supplement the replacement capital covenant from time to time with the consent of the majority in principal amount of the holders of the then-effective specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent shall be required if (i) such amendment or supplement eliminates common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities if, after the date of the replacement capital covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities would result in a reduction in our earnings per share as calculated for financial reporting purposes, (ii) such amendment or supplement is not adverse to the covered debtholders, and an officer of JPMorgan Chase has delivered to the holders of the then-effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the covered debtholders, (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities, and an officer of JPMorgan Chase has delivered to the holders of the then effective series of covered debt a written certificate to that effect or (iv) the effect of such amendment or supplement is solely to impose additional restrictions on our ability to redeem or purchase depositary shares or shares of Preferred Stock in any circumstance, including extending the termination date of the replacement capital covenant.

An amendment or supplement that adds new types of specified securities that have equity-like characteristics that satisfy the requirements of the replacement capital covenant or modifies the requirements of such specified securities will not be deemed materially adverse to the holders of the then-effective series of covered indebtedness if, following such amendment or supplement, the replacement capital covenant would satisfy the criteria set forth in the replacement capital covenant for replacement capital covenants that are required in connection with the issuance of certain types of securities.

The replacement capital covenant will remain in effect until the earliest date to occur of (i) September 1, 2018, (ii) the date, if any, on which the holders of at least a majority of the outstanding principal amount of indebtedness that qualifies as covered debt agree to the termination of our obligations under the replacement capital covenant, (iii) the date on which we have no eligible covered debt and (iv) the date on which all of the depositary shares and shares of Preferred Stock have been redeemed or purchased in full in compliance with the replacement capital covenant.

See “Description of the Preferred Stock—Optional Redemption” for further information about redemptions or repurchases of the depositary shares or shares of Preferred Stock.

REGISTRATION AND SETTLEMENT

Book-Entry System

The depositary shares will be issued in book-entry only form through the facilities of DTC. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).

Except as described in the attached prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of depositary shares under our certificate of incorporation or the deposit agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Same Day Settlement

As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares.

Payment of Dividends

We will pay dividends, if any, on the Preferred Stock represented by depositary shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the depositary shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds.

In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal tax consequences of the purchase, ownership and disposition of depositary shares representing a 1/400th interest in a share of our Preferred Stock as of the date hereof. For United States federal income tax purposes, holders of depositary shares will generally be treated as if they own an interest in the underlying Preferred Stock. Except where noted, this summary deals only with depositary shares purchased in this offering and held as capital assets. This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•  a dealer in securities or currencies;

•  a financial institution;

•  a regulated investment company;

•  a real estate investment trust;

•  an insurance company;

•  a tax-exempt organization;

•  a person holding depositary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•  a trader in securities that has elected the mark-to-market method of accounting for its securities;

•  a person liable for alternative minimum tax;

•  a partnership or other pass-through entity for United States federal income tax purposes; or

•  a U.S. Holder whose “functional currency” is not the United States dollar.

As used herein, the term “U.S. Holder” means a beneficial owner of depositary shares that is for United States federal income tax purposes:

•  an individual citizen or resident of the United States;

•  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. Holder” means a beneficial owner of depositary shares (other than a partnership) that is not a U.S. Holder.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in United States federal tax consequences different from those discussed below.

If a partnership holds depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding depositary shares, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of depositary shares, you should consult your own tax advisors concerning the United States federal tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Taxation of Dividends

If you are a U.S. Holder, the gross amount of dividends on depositary shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Although we expect that our current and accumulated earnings and profits will be such that all dividends paid with respect to the depositary shares will qualify as dividends for United States federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividends received from us with respect to the depositary shares in taxable years beginning prior to January 1, 2011, provided that certain holding period and other requirements are satisfied.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of a depositary share (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the depositary share), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. To be eligible for this dividends-received deduction, a corporation must hold depositary shares for more than 45 days during the 91-day period that begins 45 days before the depositary shares become ex-dividend with respect to such dividend and must meet certain other requirements. Corporate U.S. Holders should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Corporate U.S. Holders should also consider the effect of section 1059 of the Code, which, under certain circumstances, requires you to reduce the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividends-received deduction.

Taxation of Capital Gains

If you are a U.S. Holder, you will recognize taxable gain or loss on any sale, exchange or other disposition of depositary shares in an amount equal to the difference between the amount realized for the depositary shares and your adjusted tax basis in such depositary shares. Generally, your adjusted tax basis in the depositary shares will be equal to the cost of your depositary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individual U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption

A redemption of depositary shares for cash will be treated as a distribution taxable as a dividend unless an applicable exception applies, in which case it will be treated as a sale or exchange of the redeemed shares taxable as described under the caption “—Taxation of Capital Gains” above.

The redemption will be treated as a sale or exchange if it (1) results in a “complete termination” of a U.S. Holder’s interest in our stock (2) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, or (3) is “substantially disproportionate” with respect to a U.S. Holder, all within the meaning of section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must generally be taken into account. If a particular U.S. Holder of depositary shares does not own (actually or constructively) any additional stock, or owns only an insubstantial percentage of our outstanding stock, and does not participate in our control or management, a pro rata redemption of the depositary shares of such U.S. Holder will generally qualify for sale or exchange treatment. However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder of depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. Holders of depositary shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of depositary shares is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Taxation of Dividends” above.

Non-U.S. Holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-U.S. Holder of depositary shares. Special rules may apply to certain non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, among others, that are subject to special treatment under the Code. Such non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Taxation of Dividends

If you are a non-U.S. Holder of depositary shares, dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of depositary shares who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if depositary shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of depositary shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Taxation of Capital Gains

If you are a non-U.S. Holder, any gain realized on the disposition of depositary shares generally will not be subject to United States federal income tax unless:

•  the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•  we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Depositary shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes (unless an applicable treaty provides otherwise) and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting will apply to dividends in respect of depositary shares and the proceeds from the sale, exchange or redemption of depositary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax (currently at a 28% rate) may apply to such payments if you fail to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or as a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

We must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding (currently at a 28% rate) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption (such as its corporate status). Dividends subject to withholding of U.S. federal income tax as described under the caption “Non-U.S. Holders—Taxation of Dividends” above will not be subject to backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of depositary shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption (such as its corporate status).

Any amounts withheld under the backup withholding rules may be allowed as a refund or as a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the depositary shares by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as Similar Laws, apply; and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons unless exemptive relief is available under an applicable class, individual, statutory or administrative exemption. Certain employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the depositary shares were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the depositary shares. Those class exemptions include:

•  PTCE 96-23—for certain transactions determined by in-house asset managers;

•  PTCE 95-60—for certain transactions involving insurance company general accounts;

•  PTCE 91-38—for certain transactions involving bank collective investment funds;

•  PTCE 90-1—for certain transactions involving insurance company separate accounts; and

•  PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

No assurance can be made that all of the conditions of any such exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or similar violations of Similar Laws could occur as a result of the purchase of the depositary shares by a Plan, the depositary shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase and holding of the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws. Any purchaser or holder of the depositary shares or any interest in the depositary shares will be deemed to have represented by its purchase and holding of the depositary shares that either:

•  it is not a Plan and is not purchasing the depositary shares or interest in the depositary shares on behalf of or with the assets of any Plan; or

•  its purchase and holding of the depositary shares or interest in the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of depositary shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of depositary shares, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the depositary shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of depositary shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the depositary shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

JPMorgan Chase and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the depositary shares. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the number of depositary shares set forth opposite its name below:

Name	Number of Depositary Shares
J.P. Morgan Securities Inc.	8,025,000
Citigroup Global Markets Inc.	8,015,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	8,015,000
Morgan Stanley & Co. Incorporated	8,015,000
UBS Securities LLC	8,015,000
Wachovia Capital Markets, LLC	8,015,000
Banc of America Securities LLC	1,920,000
Wells Fargo Securities, LLC	1,920,000
BB&T Capital Markets, a division of Scott and Stringfellow	425,000
BNP Paribas Securities Corp.	425,000
Charles Schwab & Co., Inc.	425,000
Credit Suisse Securities (USA) LLC	425,000
Deutsche Bank Securities	425,000
Fidelity Capital Markets Services, a division of National Financial Services LLC	425,000
H&R Block Financial Advisors, Inc.	425,000
HSBC Securities (USA) Inc.	425,000
KeyBanc Capital Markets Inc.	425,000
Lehman Brothers Inc.	425,000
Morgan Keegan & Company, Inc.	425,000
Oppenheimer & Co.	425,000
Piper Jaffray & Co.	425,000
Raymond James & Associates, Inc.	425,000
Robert W. Baird & Co. Inc.	425,000
Sanders Morris Harris Group Inc.	425,000
Stifel, Nicolaus & Company Incorporated	425,000
TD Waterhouse Investor Services, Inc.	425,000
BC Ziegler & Co.	210,000
Blaylock & Company, Inc.	210,000
C.L. King & Associates, Inc.	210,000
Cabrera Capital Markets	210,000
Castle Oak Securities, LP	210,000
Crowell, Weedon & Company	210,000
D.A. Davidson & Co.	210,000
Davenport & Company LLC	210,000
Doley Securities, Inc.	210,000
Ferris, Baker Watts, Inc.	210,000
Fifth Third Securities, Inc.	210,000
Guzman & Company	210,000
Jackson Securities LLC	210,000

Name	Number of Depositary Shares
Janney Montgomery Scott LLC	210,000
Keefe Bruyette & Woods Inc.	210,000
Mesirow Financial, Inc.	210,000
Muriel Siebert & Co	210,000
Pershing LLC	210,000
Southwest Securities, Inc.	210,000
SunTrust Robinson Humphrey, Inc.	210,000
The Williams Capital Group, L.P.	210,000
Total	64,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the depositary shares from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the depositary shares if any are purchased.

The underwriters have advised us that they propose to offer the depositary shares to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the depositary shares to selected dealers at the public offering price minus a selling concession of up to $0.50 per depositary share or $0.30 per depositary share in the case of sales to certain institutions. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to $0.45 per depositary share to certain other dealers or $0.25 per depositary share in the case of sales to certain institutions. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

The underwriters have an option to buy up to 9,600,000 additional depositary shares from us to cover sales of depositary shares by the underwriters which exceed the number of depositary shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any depositary shares are purchased with this over-allotment option, the underwriters will purchase depositary shares in approximately the same proportion as shown in the table above. If any additional depositary shares are purchased, the underwriters will offer the additional depositary shares on the same terms as those on which the depositary shares are being offered.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The underwriting fee is $0.7875 per depositary share or $0.50 per depositary share in the case of sales to certain institutions. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share(1)	$0.7875	$0.7875
Total	$50,400,000	$57,960,000

(1)	The underwriting commissions of $0.7875 will be deducted from the public offering price; provided, however, that for sales to certain institutions, the underwriting discount deducted will be $0.50 per depositary share, which will increase the proceeds to us per depositary share by $0.2875.

We will pay our expenses related to this offering, which we estimate will be $250,000.

In addition, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”).

The depositary shares are a new issue of securities, and there is currently no established trading market for the depositary shares. We intend to apply to list the depositary shares on the New York Stock Exchange. We expect trading of the depositary shares on the New York Stock Exchange to begin within a 30-day period after the initial issuance of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the date trading on the New York Stock Exchange begins. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

In order to meet one of the requirements for listing the depositary shares on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more of the depositary shares to a minimum of 400 beneficial holders.

Each underwriter has represented, warranted and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the depositary shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the depositary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the depositary shares to the public in that Relevant Member State at any time to (i) legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or (iii) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this paragraph, the expression an “offer of the depositary shares to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

JPMorgan Chase’s affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

J.P. Morgan Securities Inc., our principal U.S. broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority (“FINRA”) and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which J.P. Morgan Securities Inc., or any other U.S. broker-dealer subsidiary participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the FINRA. Under Rule 2720, none of the named underwriters is permitted to sell depositary shares in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

In connection with this offering, J.P. Morgan Securities Inc. may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the depositary shares in the open market for the purpose of pegging, fixing or maintaining the price of the depositary shares. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the depositary shares originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the depositary shares to be higher than it would otherwise be in the absence of those transactions. If J.P. Morgan Securities Inc. engages in stabilizing, syndicate covering transactions or penalty bids it may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

We will deliver the depositary shares to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the depositary shares.

The underwriting agreement provides that the closing will occur on August 21, 2008, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or the immediately succeeding day will be required, by virtue of the fact that the depositary shares will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of JPMorgan Chase & Co. incorporated in this Prospectus by reference to JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of The Bear Stearns Companies Inc. (“Bear Stearns”), incorporated herein by reference from JPMorgan Chase’s Current Report on Form 8-K dated April 16, 2008, as amended by JPMorgan Chase’s Current Report on Form 8-K/A filed May 6, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express unqualified opinions on the consolidated financial statements and the financial statement schedule and include explanatory paragraphs referring to substantial doubt about Bear Stearns’ ability to continue as a going concern, and the adoption of Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140 and Statement of Financial Accounting Standards No. 157, Fair Value Measurements). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Bear Stearns for the three-month periods ended February 29, 2008 and February 28, 2007, which is incorporated herein by reference from JPMorgan Chase’s Current Report on Form 8-K dated April 16, 2008, as amended by JPMorgan Chase’s Current Report on Form 8-K/A filed May 6, 2008, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the Preferred Stock and the related depositary shares. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

Prospectus

JPMORGAN CHASE & CO.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 16, 2007

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a financial holding company incorporated under Delaware law in 1968. Through our subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest banking institutions in the United States, with assets of approximately $1.5 trillion as of June 30, 2007 and operations in more than 50 countries. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase” on page 7 of this prospectus.

Our principal executive offices are located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time an indeterminate amount of any of the following securities, either separately or in units:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock; and

•	warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase” on page 7 of this prospectus.

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to “Additional Senior Obligations.” For the definitions of Senior Indebtedness and Additional Senior Obligations, see “Description of Debt Securities — Subordinated Debt Securities — Subordination” beginning on page 16 below.

The senior debt securities will be issued under an indenture, dated as of December 1, 1989, as amended, between us and Deutsche Bank Trust Company Americas, as trustee. The subordinated debt securities will be issued under an indenture, as amended and restated as of December 15, 1992, between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•

The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If one of these events occurs, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the “senior indenture,” that we and our subsidiaries will not sell the voting stock of JPMorgan Chase Bank, National Association, which we refer to as the “Bank,” and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the

Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default:

•	We fail to pay interest for 30 days after the due date.

•	We fail to pay principal or premium when due.

•	We fail to make a sinking fund payment within 5 days after the due date.

•	We breach any other covenant and that breach continues for 90 days after notice.

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Each series of senior debt securities created pursuant to the senior indenture prior to the date of this prospectus (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Under a supplemental indenture to the senior indenture, the foregoing additional events will be eliminated and the covenant breach grace period will be lengthened to 90 days for series of senior debt securities created following the date of that supplemental indenture. Accordingly, the senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all indebtedness for money borrowed by us, except indebtedness that is stated not to be superior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding “Additional Senior Obligations” would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under subordinated obligations.

At June 30, 2007, approximately $103.9 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the “subordinated indenture,” provides that the following are events of default:

•	Specified bankruptcy, insolvency or reorganization events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Earnings to Fixed Charges:
Excluding Interest on Deposits	2.18	1.93	1.80	1.65	2.27	1.28
Including Interest on Deposits	1.62	1.52	1.48	1.44	1.87	1.17
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	—	1.93	1.80	1.64	2.25	1.27
Including Interest on Deposits	—	1.52	1.48	1.43	1.86	1.17

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Our filings can also be inspected and printed or copied, for a fee, at the SEC’s Office of Public Reference, 100 F Street N.E., Washington, D.C. 20549, or you can contact that office by phone: (800) SEC-0330, fax: (202) 772-9295. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Such documents, reports and information are also available on our website: http://www.jpmorgan.com. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2006, as updated by our Current Report on Form 8-K dated and filed on May 10, 2007;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c) Our Current Reports on Form 8-K filed on January 8, 2007, January 9, 2007, January 10, 2007, January 11, 2007, January 17, 2007, January 18, 2007, January 23, 2007, January 30, 2007, January 31, 2007, February 2, 2007, February 6, 2007, February 8, 2007, February 12, 2007, February 13, 2007, February 16, 2007, February 16, 2007, February 21, 2007, February 21, 2007, February 23, 2007, February 28, 2007, February 28, 2007, March 1, 2007, March 6, 2007, March 8, 2007, March 9, 2007, March 12, 2007, March 13, 2007, March 14, 2007, March 20, 2007, March 22, 2007, March 23, 2007, March 27, 2007, March 29, 2007, March 30, 2007, April 4, 2007, April 9, 2007, April 10, 2007, April 13, 2007, April 16, 2007, April 17, 2007, April 18, 2007, April 23, 2007, April 25, 2007, April 26, 2007, April 27, 2007, April 30, 2007, May 1, 2007, May 2, 2007, May 3, 2007, May 4, 2007, May 8, 2007, May 10, 2007, May 10, 2007, May 15, 2007, May 16, 2007, May 17, 2007, May 18, 2007, May 18, 2007, May 21, 2007, May 22, 2007, May 23, 2007, May 24, 2007, May 25, 2007, May 29, 2007, May 30, 2007, May 30, 2007, May 31, 2007, June 5, 2007, June 7, 2007, June 8, 2007, June 11, 2007, June 12, 2007, June 14, 2007, June 18, 2007, June 19, 2007, June 22, 2007, June 26, 2007, June 27, 2007, June 28, 2007, June 29, 2007, July 3, 2007, July 6, 2007, July 10, 2007, July 11, 2007, July 16, 2007, July 17, 2007, July 17, 2007, July 17, 2007, July 18, 2007, July 18, 2007, July 23, 2007, July 24, 2007, July 30, 2007, July 31, 2007, August 1, 2007, August 2, 2007, August 2, 2007, August 3, 2007, August 6, 2007, August 7, 2007, August 8, 2007, August 9, 2007, August 10, 2007, August 13, 2007, August 14, 2007, August 15, 2007, August 17, 2007, August 20, 2007, August 21, 2007, August 22, 2007, August 24, 2007, August 28, 2007, August 28, 2007, August 29, 2007, August 30, 2007, August 31, 2007, September 4, 2007, September 5, 2007, September 6, 2007, September 7, 2007, September 10, 2007, September 11, 2007, September 12, 2007, September 13, 2007, September 14, 2007, September 17, 2007, September 18, 2007, September 19, 2007, September 20, 2007, September 21, 2007, September 24, 2007, September 25, 2007, September 26, 2007, September 27, 2007, September 28, 2007, October 1, 2007, October 2, 2007, October 4, 2007, October 5, 2007, October 9, 2007, October 10, 2007 and October 11, 2007; and

(d) The descriptions of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

212-270-4040

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. Factors that could cause these differences—many of which are beyond our control—include the following:

•	local, regional and international business, political or economic conditions;

•	changes in trade, monetary and fiscal policies and laws;

•	technological changes instituted by us and by other entities which may affect our business;

•	mergers and acquisitions, including our ability to integrate acquisitions;

•	our ability to develop new products and services;

•	acceptance of new products and services and our ability to increase market share;

•	our ability to control expenses;

•	competitive pressures;

•	changes in laws and regulatory requirements;

•	changes in applicable accounting policies;

•	costs, outcomes and effects of litigation and regulatory investigations;

•	changes in the credit quality of our customers; and

•	adequacy of our risk management framework.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include , for example, those discussed in Part I, Item 1A: Risk Factors in our most recent annual and quarterly reports, to which reference is hereby made. There is no assurance that any list of risks and uncertainties or risk factors is complete.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of our securities or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under the senior indenture referred to above between us and Deutsche Bank Trust Company Americas, as trustee. We will issue the subordinated debt securities under the subordinated indenture between us and U.S. Bank Trust National Association, as trustee.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections of the applicable indenture.

Neither of the indentures limits the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.” In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under “— Subordinated Debt Securities — Subordination.”

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•

the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities not described in this prospectus; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of our paying agent, The Bank of New York, in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to JPMorgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase and will constitute Senior Indebtedness of JPMorgan Chase. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006)

Defaults and Waivers. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

(3) default in the deposit of any sinking fund payment and continuance of that default for five days;

(4) failure by us for 90 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the Bank; and

(6) any other event of default specified with respect to senior debt securities of that series. (Section 501).

Each series of senior debt securities created pursuant to the senior indenture prior to the date of this prospectus (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Under a supplemental indenture to the senior indenture, the foregoing additional events will be eliminated and the covenant breach grace period will be lengthened to 90 days for series of senior debt securities created following the date of that supplemental indenture. Accordingly, the senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt.

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults. (Sections 502 and 513)

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series. (Section 602)

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512)

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007)

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of those covenants or a cross- default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those senior debt securities. As used in the senior indenture, “U.S. government obligations” are:

(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and

(2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding senior debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any senior debt security;

•	reduce the principal amount of, or premium, if any, on, any senior debt security;

•	reduce the rate of payment of interest on any senior debt security, or change other specified provisions relating to the yield of any senior debt security;

•	change the currency or currencies in which any senior debt security is payable;

•	reduce the percentage of holders of outstanding senior debt securities of any series required to consent to any modification, amendment or any waiver under the senior indenture; or

•	change the provisions in the senior indenture that relate to its modification or amendment. (Section 902)

We and the trustee may amend the senior indenture without the consent of the holders of senior debt securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of senior debt securities, to correct or supplement any provision provided such change does not adversely affect the holders’ interests in any material respect, and for other specified purposes. (Section 901).

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into JPMorgan Chase, provided that:

(1) the successor is a person organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met. (Section 801)

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, reorganization or insolvency, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, we may incur. As of June 30, 2007, Senior Indebtedness and Additional Senior Obligations totaled approximately $103.9 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy, reorganization or insolvency. See “— Defaults and Waivers” below.

The holders of subordinated debt securities of a series that is specified to be convertible into our common stock will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the applicable prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock or other capital securities of JPMorgan Chase acceptable to our primary federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We will describe the terms of any such exchange and of the capital securities that will be issued upon that exchange in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (B) Assumed Heritage JPM Subordinated Indebtedness (as defined below), (C) Assumed Heritage Bank One Subordinated Indebtedness (as defined below) and (D) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank superior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

The subordinated indenture defines “Additional Senior Obligations” to mean all indebtedness of JPMorgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, “claim” shall have the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

“Assumed Heritage Chase Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

“Assumed Heritage Bank One Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with Bank One Corporation.

“Assumed Heritage JPM Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with J.P. Morgan & Co. Incorporated.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities or exchange any subordinated debt securities for capital securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•	there shall exist any event of default on any Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

•

we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

•

if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments,

•

then we will first use amounts available for payment on the subordinated debt securities to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities described above (other than our junior subordinated indebtedness and our Capital Efficient Notes issued in connection with the issuance of securities by our capital trust subsidiaries) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, and, in particular the fact that some, but not all, of our outstanding subordinated indebtedness is subordinated in some circumstances to Additional Senior Obligations (or to our derivative obligations or general obligations, as defined in the relevant indentures), in the event of a dissolution, winding up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more ratably than holders of other series of our outstanding subordinated indebtedness.

Unless otherwise provided in the terms of a series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “—Defaults and Waivers” below.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	any one of certain events of bankruptcy, reorganization or insolvency affecting JPMorgan Chase;

•	any other event specified with respect to subordinated debt securities of that series. (Section 7.01)

If an event of default occurs and is continuing with respect to any outstanding series of subordinated debt securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal (or, in the case of original issue discount subordinated debt securities, a specified amount of principal) of all subordinated debt securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of that series may annul the declaration and waive certain past defaults. (Section 7.01) The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the subordinated debt securities of that series have not been exchanged or converted. In the event of the bankruptcy or reorganization of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of subordinated debt securities may waive any past default or event of default, except a payment default. (Section 7.07)

Unless otherwise provided in the terms of a series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal, including a default in the delivery of any capital securities in exchange for subordinated debt securities, or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or delivery or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in certain cases involving our bankruptcy, reorganization or insolvency, a payment default or a default in the obligation to deliver capital securities in exchange for subordinated debt securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. The term “default” for purposes of this provision includes the events of default specified above without grace periods or notice. (Section 7.08) We are required to furnish to the trustee annually an officers’ certificate as to compliance with the conditions and covenants under the subordinated indenture. (Section 5.06)

Other than the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series. (Sections 7.07 and 8.02)

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the subordinated debt securities affected by the modification. However, no such modification may, without the consent of each holder of subordinated debt securities affected by the modification:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any subordinated debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any subordinated debt security;

•	reduce the portion of the principal amount of an original issue discount subordinated debt security payable upon acceleration of the maturity of that subordinated debt security;

•	reduce any amount payable upon redemption of any subordinated debt security;

•	change the place or places where, or the currency in which, any subordinated debt security or any premium or interest is payable;

•	change the definition of market value;

•

impair the right of any holders of subordinated debt securities of any series to receive on any exchange date for subordinated debt securities of that series capital securities with a market value equal to that required by the terms of the subordinated debt securities;

•	impair the conversion rights, if any, of any holders;

•

impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any subordinated debt security, including any right of redemption at the option of the holder of that subordinated debt security, or impair any rights to the delivery of capital securities in exchange for any subordinated debt security or to require us to sell capital securities in a secondary offering or to require the delivery of common stock, debt securities or other property upon conversion of subordinated debt securities;

•

reduce the above-stated percentage of subordinated debt securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture, or reduce the percentage of subordinated debt securities of any series the holders of which are required to waive any past default or event of default; or

•	modify the above requirements. (Section 11.02)

The subordinated indenture permits us and the trustee to amend the subordinated indenture without the consent of the holders of subordinated debt securities in the event of the merger of JPMorgan Chase, the replacement of the trustee, to effect modifications that do not affect any outstanding series of subordinated debt securities, to correct or supplement any provision provided such change does not adversely affect in any material respect the holders’ interests, and for other specified purposes. (Section 11.01)

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•

we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of capital securities), and premium, if any, and interest, if any, on, the subordinated debt securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us; and

•	immediately after the merger, consolidation, sale or conveyance, we or the successor corporation shall not be in default in the performance of any such covenant or condition. (Article Twelve)

Information Concerning The Trustees

JPMorgan Chase and some of our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. U.S. Bank Trust National Association is also trustee under (i) a subordinated indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 that we assumed in our merger with The Chase Manhattan Corporation; (ii) the following indentures that we assumed in our merger with J.P. Morgan & Co. Incorporated: a senior indenture, dated as of August 15, 1982 and a subordinated indenture, dated as of March 1, 1993, in each case, as amended; and (iii) the following indentures that we assumed in our merger with Bank One Corporation: a subordinated indenture, dated as of March 3, 1997, a subordinated indenture, dated as of August 1, 1987, and a subordinated indenture, dated as of March 1, 1989, in each case, as amended. Deutsche Bank Trust Company Americas is also trustee under a senior indenture, dated as of March 3, 1997, as amended, that we assumed in our merger with Bank One Corporation.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law. As of the date of this prospectus, we have no issued and outstanding series of preferred stock.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our certificate of incorporation and a form of certificate of designations are filed as exhibits to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

If you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under “— Depositary Shares”) on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set apart for payment dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for all dividend periods terminating on or prior to the dividend payment date for all equally or junior ranking series. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accrued and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside for payment full dividends, including cumulative dividends owing, if any, on that preferred stock for all past dividend periods, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360 day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement applicable to the series of preferred stock you hold, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as their preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as a director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the applicable prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of those depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of June 30, 2007, we had 3,916,918,661 shares of common stock issued (excluding 259,188,093 shares held in treasury) and had reserved approximately 392 million shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•

currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•

currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, the Bank will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants or currency warrants being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as J.P. Morgan Securities Inc., participates in the distribution of an affiliated company’s securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. J.P. Morgan Securities Inc. is considered to be an “affiliate” (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of J.P. Morgan Securities Inc. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on J.P. Morgan Securities Inc. or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities Inc., may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 10, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.